Exhibit 10.15
EXHIBIT D TO THE RESTRICTED STOCK UNIT AWARD GRANT NOTICE
TERMS AND CONDITIONS
ADDENDUM FOR EMPLOYEES IN FRANCE
May 2008
     Pursuant to the Restricted Stock Unit Award Grant Notice to which this addendum is attached (the “Grant Notice”), Allergan, Inc. (the “Company”) granted to the participant specified on the Grant Notice (“Participant”) an award of restricted stock units (the “Restricted Stock Units”) under the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”), subject to a general set of terms and conditions attached as “Exhibit A” to the Grant Notice (the “Terms”), the terms and conditions of the Grant Notice and the Plan, and the terms and conditions set forth in this addendum. The provisions of this addendum form an integral part of the Terms. The provisions of the Plan, the Grant Notice and the Terms that do not contradict the provisions of this addendum shall remain applicable.
     Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or, if not defined therein, the Terms.
1.	Permanent and Total Disability. For the purposes of Section 2.3 of the Terms, “permanent and total disability” means disability of the second or third category, as determined in accordance with Article L 341-1 of the French Social Security Code.

2.	Vesting. Notwithstanding anything to the contrary in the Plan, the Grant Notice or the Terms, in no event shall any Restricted Stock Units vest prior to the first day of the second calendar year following the Date of Grant specified on the Grant Notice.

3.	Delivery of Shares. Notwithstanding anything to the contrary in Section 2.4 of the Terms, in no event shall any shares of Stock underlying the Restricted Stock Units be distributed to Participant (or in the event of Participant’s death, to his or her estate) prior to the second anniversary of the Date of Grant specified on the Grant Notice (the “Delivery Date”).

4.	Holding Period. Participant shall not sell, pledge, assign or transfer any shares of Stock acquired pursuant to the Restricted Stock Units prior to the earlier of (i) the second anniversary of the Delivery Date or (ii) Participant’s death or disability of second or third category, as determined in accordance with Article L 341-1 of the French Social Security Code (hereafter the “Holding Period”).

5.	Indemnification. By accepting shares of Stock issued pursuant to the Restricted Stock Units, Participant agrees that, in the event that Participant does not comply with the holding period requirements set forth in Section 4, Participant shall be liable for all consequences to the Company and its Subsidiaries resulting from such breach and undertakes to indemnify the Company and its Subsidiaries with respect to all amounts payable by the Company and its Subsidiaries in connection with such breach. More generally, by accepting shares of Stock issued pursuant to the Restricted Stock Units, Participant agrees to indemnify and keep indemnified the Company and its Subsidiaries from and against any liability for, and obligation to pay, any tax and social charges incurred by the Company and its Subsidiaries.

6.	Trading Windows. Participant shall not sell, pledge, assign or transfer any shares of Stock acquired pursuant to Restricted Stock Units (i) during the ten trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are first released to the public, and (ii) during a period (x) starting from the date on which the Board of Directors of the Company or any committee thereof becomes aware of any information which, if published, could significantly affect the Company’s market price and (y) ending at the close of the tenth trading session following the publication of such information.
7.	Acquired Rights.
•	The grant of the Restricted Stock Units to Participant was wholly at the discretion of the Administrator and neither Participant’s receipt of the Restricted Stock Units nor any other restricted stock units or other award imposes any obligation on the Administrator or the Company to grant Participant any additional awards under the Plan in the future.

•	The value or benefits derived from the Restricted Stock Units shall not be taken into account in computing the amount of Participant’s salary or other compensation for the purposes of determining any pension, retirement or other benefits.

•	No account shall be taken of actual or further grants of restricted stock units or other awards under the Plan for the purposes of any redundancy payments or for the purposes of any claim for compensation resulting from loss of employment in any way whatsoever.

•	Nothing in the Plan or in any document of any type executed pursuant to the Plan or relating to the Restricted Stock Units shall confer upon Participant any right to continue in the employ or service of the Company, or shall affect the right of the Company to terminate the employment or service of Participant at any time for any or no reason or shall impose upon the Company any liability for any forfeiture, lapse or termination of the Restricted Stock Units that may result from any such termination.
8.	Currency. All calculations under the Plan shall be prepared based on U.S. dollars. Amounts denominated in any currency other than U.S. dollars shall be converted into U.S. dollars on the basis of the Exchange Rate in effect on the relevant date. The “Exchange Rate” shall be the rate at which the relevant currency is converted into U.S. Dollars, as reported on the relevant date in The Wall Street Journal (or such other reliable source as may be selected from time to time by the Administrator in its discretion).
9.	Other Terms. The provisions of this Terms and Conditions Addendum for Employees in France shall supersede any provisions to the contrary in the Grant Notice, the Terms or the Plan.